Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Form 10-12G Registration Statement of our report dated December 1, 2025 with respect to the balance sheets of Humitech International Group, Inc. as of December 31, 2024 and 2023, and the related statements of operations, stockholders’ equity and cash flows for the years thus ended and the related notes to the financial statements and our report dated December 1, 2025 with respect to the balance sheets of Humitech International Group, Inc. as of September 30, 2025 and 2024, and the related statements of operations, stockholders’ equity and cash flows for the quarters thus ended and the related notes to the financial statements.

/s/ Beckles & Co, Inc.

West Palm Beach, FL

PCAOB Firm #7116

December 01, 2025